Company Contact:	Investor Contact:	Agency Contact:
Maureen Hart	Mark Namaroff	Stacy Grisinger
Axcelis Technologies, Inc.	Axcelis Technologies, Inc.	Axcelis Technologies, Inc.
Tel: (978) 787-4266	Tel: (978) 787-4000	Tel:(617) 638-0022
Fax: (978) 787-4275	Fax: (978) 787-4212	Fax: (617) 638-0033
maureen.hart@axcelis.com	investor.relations@axcelis.com	grisingers@loomisgroup.com

AXCELIS ANNOUNCES FINANCIAL
RESULTS FOR THE THIRD QUARTER 2003
Company Guides to Break-Even and Cash Flow Positive
Performance in Fourth Quarter

BEVERLY, Mass.--(BUSINESS WIRE)--October 27, 2003--Axcelis Technologies, Inc. (NASDAQ: ACLS) today announced financial results for its third quarter ended September 30, 2003 with emphasis on the following:

1.    Bookings during the third quarter were up 29%, with projected strong fourth quarter order activity signaling growth for Axcelis into 2004.

2.   The company achieved its business objectives during the quarter including major design wins and a significant reduction in annual operating costs.

3.   The company revised its revenue recognition policy to comply with recently issued EITF 00-21 which became effective for the company on July 1, 2003.

Mary Puma, president and Chief Executive Officer stated, "We believe that the continued improvement in our worldwide shipments in the third quarter is an indicator of strengthening industry dynamics. This, combined with the 29% increase in orders we experienced this quarter, gives us reason to be optimistic that 2004 will be a year of growth for Axcelis. Worldwide orders in the third quarter are the highest we have experienced since becoming a public company in 2000. In past cycles, the ion implantation market has always outperformed the overall equipment market in the upturns, leading us to be very positive about the opportunities that lie ahead."

Puma continued, "We believe we have turned the corner from a business perspective as well. We continued to take action during the third quarter to lower our break-even level and we believe that the business is now correctly sized for profitability through the cycle. We expect to break-even and be cash flow positive in the fourth quarter based on our revenue outlook and existing cost structure. We also look forward to the significant financial leverage we will realize as our business continues to improve."

In the third quarter, Axcelis modified its Staff Accounting Bulletin (SAB) 101 compliant revenue recognition policy (as described in the Company's Form 10-K) to comply with recently issued Emerging Issues Task Force Issue No. 00-21, which became effective for revenue transactions occurring after June 30, 2003. EITF 00-21 requires Axcelis to defer revenue for certain deliverables in system sales transactions beginning in this quarter.

Under the company's revised revenue recognition policy, worldwide revenues for the third quarter, including revenues of the Company's 50% owned joint venture in Japan, Sumitomo Eaton Nova Corporation ("SEN"), were $78.6 million and GAAP net revenue (excluding SEN revenues) for the third quarter was $59.0 million. Net loss for the quarter, including the effect of the change in revenue recognition policy of $10.3 million ($0.10 per share), was $31.9 million ($0.32 per share). Results of operations for the third quarter of 2003 also include restructuring costs of $4.7 million ($0.05 per share) for severance and other benefits associated with the Company's reduction in force actions taken during the quarter.

In light of the change in the Company's revenue recognition policy taking effect in the third quarter of 2003, Axcelis' management believes that it is useful to provide investors with its revenues and results of operations for the third quarter of 2003 as determined on a non-GAAP pro-forma basis upon shipment, without giving effect to revenue deferral prescribed by EITF 00-21 to provide a comparison to amounts reported in prior periods.

Axcelis believes that the information regarding the aggregate quarterly shipments of SEN, a 50% owned unconsolidated subsidiary of Axcelis, combined with Axcelis' own sales for the quarter, is useful to investors. SEN's ion implant products are covered by a license from Axcelis and therefore the combined revenue of the two companies indicates the full market penetration of Axcelis' technology.

	Q3 2003		Q2 2003	Q3 2002

	Revised Policy	Prior Policy	As Reported	As Reported

Worldwide Revenue (including SEN)	$78.6 M	$125.2 M	$123.3 M	$135.6 M
Net Revenue (not including SEN)	$59.0 M	$63.2 M	$87.4 M	$93.1 M

Pro-forma net loss (excluding the effect of the change in accounting) for the third quarter was $21.6 million ($0.22 per share) compared to a net loss of $78.9 million ($0.80 per share) for the preceding quarter and net income of $0.2 million for the third quarter of 2002. Results of operations for the second quarter of 2003 include the effect of a non-cash charge to income tax expense of $69.7 million ($0.70 per share) to reduce the carrying value of deferred tax assets to zero.

Fourth Quarter 2003 Outlook

Determined under the Company's revised revenue recognition method, worldwide revenue (including SEN) is expected to be $150 million to $160 million on shipments of $155 to $165 million. Net revenue (excluding SEN) is expected to be in the range of $88 to $93 million on shipments of $95 to $100 million. Gross margins are expected in the mid 30% range. Contribution from SEN is expected to approximate $6.5 to $7.0 million. The Company expects break-even results from operations and positive cash flow.

Third Quarter Detail

Shipments

Customer activity continued to show evidence of broadening beyond memory manufacturers as logic customers (Integrated Device Manufacturers IDMs and foundries) represented 44% of system shipments during the quarter. Memory customers (IDMs and foundries) represented 56% of system shipments in the quarter. Service revenue (service contracts, spare parts and consumables) was $30.7 million for the quarter, flat sequentially from the prior quarter. Geographically, systems shipments (excluding SEN) were as follows: Asia 56%, North America 26%, and Europe 18%. Including SEN, 83% of worldwide systems shipments were to Asia indicating that strength in the Japanese market is currently a key driver during the quarter.

The ion implantation business accounted for 79% of total shipments in the third quarter while the complementary products (RTP, Dry Strip and Photostabilization) accounted for 21%. This is compared to the second quarter where the ratio was 70% implant / 30% complementary products. The ratio of implant revenue to complementary product revenue on a quarterly basis is not necessarily indicative of a long-term trend.

Orders and Backlog

Net orders (systems and service), excluding SEN, received for the third quarter totaled $ 93.5 million, up 29% from the second quarter of 2003. Worldwide orders, including SEN, totaled $161.9 million, up 15% compared with the second quarter as Japan continues to show strong order activity driven by consumer electronics demand. Geographically, system orders were split as follows: Asia 86%, Europe 12% and North America 2%. Memory (IDMs and foundries) made up the bulk of the order activity with 83% of orders while logic (IDMs and foundries) made up 17% of orders. Book to bill ratio for the quarter was 2.0, far exceeding the recently announced industry book to bill ratio for front-end equipment of 0.95.

Backlog plus deferred revenue for the quarter ended at $80.6 million, an increase of 77% since the end of the second quarter of 2003. Reported backlog consists of systems only (e.g. excluding service contracts) that are generally scheduled to ship within 6 months.

Gross Margin

Gross margin for the quarter at 23.6% was lower than expected. The change in revenue recognition policy and an adjustment to warranty costs reduced gross margins by 9.1%.

Operating Expenses

Total operating expenses for the third quarter (excluding restructuring costs and amortization of intangible assets) were $39.0 million, up 7% sequentially from the second quarter primarily due to operating expenses and integration costs attributed to the company's acquisition of Matrix Integrated Systems in July. SG&A expense increased 11% to $22.8 million and R&D expense increased 2% to $16.3 million. During the quarter, Axcelis took further action through a reduction in force to lower operating costs by approximately $18.5 million annually, the benefits of which will begin to be realized in the fourth quarter. The Company recognized a $4.7 million restructuring charge during the quarter for severance and related benefits associated with the reduction in force.

SEN Contribution

Contribution from SEN (royalties and Axcelis' 50% share of net income) for the quarter at $0.2 million (on $62.0 million of shipments) was impacted negatively by approximately $7.8 million due to the change in accounting method for revenue recognition. The impact in the fourth quarter from the revised revenue recognition policy is expected to be minimal, as revenue deferred from fourth quarter shipments will be offset by revenue recognized from amounts deferred in the third quarter.

Balance Sheet

Axcelis ended the third quarter with $115.2 million in cash, cash equivalents and short-term investments compared with $153.5 million in cash and equivalents at the end of the second quarter. Cash outflow of $38.3 million was due to the loss from operations, the acquisition and integration expenses of Matrix, and higher inventory levels in anticipation of increased fourth quarter shipments.

Third Quarter Earnings Conference Call

Please join us for our third quarter conference call on October 27, 2003 at 5:00 pm EST. The call will be available to interested listeners via an audio webcast that can be accessed through Axcelis's home page at www.axcelis.com, or by dialing 1-800-915-4836 (1-973-317-5319 outside North America). Participants calling into the conference call will be requested to provide the company name: Axcelis Technologies, the conference leader: Mark Namaroff, and pass code: Axcelis 3Q. A telephone replay will be available from 7:00 pm EST on Oct. 27, 2003 until 11:59 pm EST on Nov. 3, 2003. Dial 1-800-428-6051 (1-973-709-2089 outside North America), and enter conference ID code #298980. A webcast replay will be available from 8:00 pm EST on Oct. 27, 2003 until 5:00 pm EST Nov. 27, 2003.

Safe Harbor Statement

This document contains forward-looking statements under the SEC safe harbor provisions. These statements are based on management's current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the conversion of orders to revenue in any particular quarter, or at all, our ability to implement successfully our profit plans, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis Technologies, Inc.

Axcelis Technologies, Inc., headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation, rapid thermal processing, and cleaning and curing systems. Axcelis Technologies has key technology centers in Beverly, Massachusetts, and Rockville, Maryland as well as in Toyo, Japan through its joint venture, SEN. The company's Internet address is: www.axcelis.com.

Consolidated Statements of Operations
 (In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended

	September 30,	September 30,	September 30,	September 30,
	2003	2002	2003	2002

Net sales	$59,007	$93,117	$226,083	$244,190
Cost of products sold	45,108	56,672	157,493	159,120

Gross profit	13,899	36,445	68,590	85,070

Operating expenses:
Research and development	16,273	18,096	48,376	54,380
Selling	11,983	10,912	35,590	33,892
General and adminstrative	10,841	10,799	30,383	34,419
Amortization of intangible assets	563	365	1,293	1,095
Restructuring	4,745	—	4,745	—

Loss from operations	(30,056)	(3,727)	(51,797)	(38,716)

Other income (expense):
Royalty income of Sumitomo Eaton Nova Corporation	195	3,451	3,193	7,362
Royalty income - other	70	32	95	42
Equity income of Sumitomo Eaton Nova Corporation	41	2,235	4,534	3,595
Interest income	431	874	1,485	2,850
Interest expense	(1,876)	(1,535)	(4,663)	(4,429)
Other-net	57	(828)	(945)	(2,472)

Income (loss) before taxes	(31,588)	502	(48,098)	(31,768)

Income taxes (credit)	354	311	69,048	(12,451)

Net income (loss)	$(31,942)	$191	$(117,146)	$(19,317)

Basic net income (loss) per share	$(0.32)	$0.00	$(1.19)	$(0.20)
Diluted net income (loss) per share	$(0.32)	$0.00	$(1.19)	$(0.20)

Shares used in computing:
Basic net income (loss) per share	98,697	98,090	98,423	97,849
Diluted net income (loss) per share	98,697	98,213	98,423	97,849

Consolidated Balance Sheets
 (In thousands)

	September 30,	December 31,
	2003	2002

ASSETS

Current assets:
Cash & cash equivalents	$91,293	$150,651
Short-term investments	23,916	34,992
Accounts receivable, net	74,164	60,311
Inventories	120,729	115,290
Deferred income taxes & other current assets	2,159	18,329

Total current assets	312,261	379,573

Property, plant & equipment, net	88,378	93,597
Investment in Sumitomo Eaton Nova Corporation	66,220	57,868
Goodwill	47,948	40,682
Intangible assets	19,799	13,141
Deferred income taxes	—	57,136
Other assets	32,067	27,454

Total assets	$566,673	$669,451

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$33,032	$32,594
Accrued compensation	13,471	6,745
Warranty reserve	17,326	16,625
Income taxes payable	7,420	12,823
Other current liabilities	21,719	18,400

Total current liabilities	92,968	87,187

Convertible debt	125,000	125,000
Other long-term liabilities	3,270	4,756
Stockholders’ equity:
Common stock	99	98
Additional paid-in capital	450,803	447,533
Deferred compensation	(891)	(782)
Treasury stock - at cost	(1,218)	(1,218)
Retained earnings	(104,777)	12,369
Accumulated other comprehensive loss	1,419	(5,492)

Total stockholders’ equity	345,435	452,508

Total liabilities and stockholders’ equity	$566,673	$669,451